Holders of Record, holding 5% or more of the outstanding balance for Lehman ABS Corporation
Mortgage Pass Through Certificates Series 2003 1 as reflected in the security position listing as of December 31, 2003 provided by DTC.

Class	Name and Address of Holder	Amount Held	% Class
A1	The Bank of New York	402,068,000	100%
	One Wall Street
	New York, NY 10286

M1	Deutsche Bank Trust Co Americas	4,448,500	50%
	648 Grassmere Park Road
	Nashville, TN 37211

	Fleet National Bank	4,448,500	50%
	159 East Main Street
	Rochester, NY 14638

M2	LBI-Lehman Government Securities Inc.	7,414,000	100%
	70 Hudson St.
	Jersey City, NJ 07302

M3	LBI-Lehman Government Securities Inc.	5,296,800	100%
	70 Hudson St.
	Jersey City, NJ 07302